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                                                                   EXHIBIT 99.1

[LYNX LOGO]


                                                          FOR IMMEDIATE RELEASE

CONTACT:

LYNX THERAPEUTICS, INC.
Norrie J.W. Russell, Ph.D.
Edward C. Albini
510/670-9300

              LYNX COMPLETES $22.6 MILLION PRIVATE EQUITY FINANCING

HAYWARD, CALIFORNIA, APRIL 30, 2002---Lynx Therapeutics, Inc. (Nasdaq: LYNX) announced today it has completed an approximately $22.6 million private financing of common stock and warrants for common stock. The financing included the sale of 14.6 million newly issued shares of common stock at $1.55 per share and the issuance of warrants to purchase approximately 5.8 million shares of common stock at an exercise price of $1.94 per share.

Friedman, Billings, Ramsey & Co., Inc. acted as sole manager for the transaction. Lynx will file with the U.S. Securities and Exchange Commission a resale registration statement relating to the common stock to be issued in the transaction and the shares to be issued upon the exercise of the warrants.

Norrie Russell, Ph.D., Lynx's President and Chief Executive Officer commented, "We believe that this financing, coupled with our recent workforce reduction, will help us to move to profitability as we expand the commercial usage in modern systems biology applications of our genomics technologies--principally Massively Parallel Signature Sequencing, or MPSS(TM). Additionally, we expect that our financial outlook should be bolstered as we advance the development of our Protein ProFiler(TM) proteomics technology to commercialization."

Lynx is a leader in the development and application of novel technologies for the discovery of gene expression patterns important to the pharmaceutical, biotechnology and agricultural industries. These technologies are based on the Megaclone(TM) technology, Lynx's unique and proprietary cloning procedure, which transforms a sample containing millions of DNA molecules into one made up of millions of micro-beads, each of which carries approximately 100,000 copies of one of the DNA molecules in the sample. Megaclone(TM) technology and MPSS(TM) together provide comprehensive and quantitative digital gene expression data important to modern systems biology research. Lynx is also developing a proteomics technology, Protein ProFiler(TM), which is expected to provide high-resolution analysis of complex mixtures of proteins from cells or tissues. For more information, visit Lynx's web site at www.lynxgen.com.

This press release contains "forward-looking" statements, including statements related to the expected use of the proceeds from this financing, the expansion of Lynx's commercial applications of its technologies, future revenues and the potential success of commercialization efforts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "predicts," "expects," "estimates," "intends," "will," "continue," "may," "potential," "should," "confident" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Lynx to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in the Lynx's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2001. Lynx does not undertake any obligation to update forward-looking statements.

THIS NEWS RELEASE IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES DISCUSSED HEREIN. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED AND SOLD IN THE UNITED STATES UNLESS REGISTERED UNDER SUCH ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

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